Exhibit 10.13

L.A. PREP SOUTH LEASE Lease Summary

PARTIES

Tenant(s)	Action Nutraceuticals Inc. and Arman S Tabatabaei

Tenant Address

Action Nutraceuticals Inc. and Arman S Tabatabaei

6130 South Avalon Boulevard, Los Angeles, California 90003 and 14252 Culver Drive, Unit A555, Irvine, CA 92604 Attention: Arman S Tabatabaei

Email: arman@pacprofinancial.com

L.A. Prep (Landlord)	LA Prep Properties II LLC, a California Limited Liability Company

L.A. Prep Address	LA Prep Properties II LLC 6130 South Avalon Boulevard Los Angeles, California 90003 Email: Jason@ampedkitchens.com

TERMS

Leased Area	The food production space known as Production Space #217 as more particularly described on Exhibit A hereto

Facility	L.A. Prep’s Wholesale Shared Food Facility located at 6130 South Avalon Boulevard, Los Angeles, California 90003

Commencement Date	July 29, 2019

Termination Date	July 31, 2020

Term	From the Commencement Date to the Termination Date

Base Rent	$3600 per month provided that Tenant shall be entitled to a one- month credit of Base Rent which shall be credited in the second full month of the Term.

Health and Safety Fee	$300/month subject to Section 3(g) below

Utilities	As specified on Exhibit B hereto

Storage/Parking	Tenant shall be entitled at no additional cost to (a) one (1) pallet in the dry storage of the Facility for the first four (4) months of the Term and (b) one (1) reserved parking space in the Facility parking lot for the first three (3) months of the Term. Any storage or parking additional to the above will be charged at L.A. Prep’s standard rates.

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Security Deposit	$7200 equivalent to 2 months’ Base Rent -- ($3600 due on execution of Lease, $3600 due on Commencement Date)

Date of Execution	As of July 26, 2019

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L.A. PREP SOUTH
LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made between L.A. PREP and Tenant as of the Date of Execution specified above in the Lease Summary. Terms used and not otherwise defined in this Lease will have the meaning assigned thereto in the above Lease Summary

L.A. Prep and Tenant hereby agree as follows:

1)	Leased Area. (a) Lease. Subject to the terms set forth in this Lease, L.A. Prep hereby leases to Tenant, and Tenant hereby leases from L.A. Prep, the Leased Area.

(b) Common Areas. L.A. Prep grants to Tenant and its agents and employees, a non-exclusive revocable license to use in common with others during the Term, the common areas of the Facility from time to time designated as such by L.A. Prep (the “Common Areas”). Tenant shall not have the right to store any property in any Common Area (other than designated storage areas upon payment of applicable storage fees). L.A. Prep and its agents shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify and enforce reasonable rules and regulations relating to the Common Areas. Such rules and regulations will pertain to, among other things, the movement of goods within the Facility, the parking and unloading and loading of vehicles and preservation of good order and the convenience of other occupants or tenants of the Facility. Tenant agrees to abide by all such rules and regulations and to use its best efforts to assure its employees, agents, and invitees also abide thereby. L.A. Prep shall have the right in its sole discretion to make changes to the Common Areas and to close temporarily any of the Common Areas for maintenance and other purposes.

(c) Condition of Leased Area. Tenant agrees to accept the Leased Area in its current “as-is” condition, and L.A. Prep makes no representations or warranties regarding (i) the condition of the Leased Area, (ii) the actual usable area in the Leased Area, (iii) the suitability of the Leased Area for Tenant’s intended use, (iv) the capacity of the Facility’s evaporative cooling system to meet the temperature requirements for Tenant or Tenant’s products and processes or (v) any other matter not expressly set forth in this Lease. Tenant furthers acknowledges that the Leased Area does not include air conditioning unless otherwise agreed in writing between Tenant and L.A. Prep.

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2)	Term and Surrender. (a) Term. The Term shall commence on the Commencement Date and shall expire on the Termination Date.

(b) Surrender. Tenant agrees to surrender possession of the Leased Area to L.A. Prep on the day this Lease expires or is earlier terminated. Tenant shall surrender the Leased Area on such day in broom clean condition and in as good condition and repair as the same shall be at the Commencement Date, ordinary wear and tear excepted. Tenant shall at its expense remove all property of Tenant and all alteration, additions and improvements (except those that L.A. Prep notified Tenant shall remain in place) and shall repair all damage to the Leased Area caused by such removal and restore the Leased Area to the condition in which they were prior to the installation of the articles so removed. Any property not so removed shall be deemed abandoned by Tenant and may be retained or disposed of by L.A. Prep, at Tenant’s expense, as L.A. Prep may elect in its sole and absolute discretion, without liability to Tenant and Tenant hereby expressly waives and releases all claims against L.A. Prep and its agents therefor.

3)	Rent. (a) Rent. Tenant covenants to pay Base Rent commencing on the Commencement Date and continuing on the first day of each month thereafter during the Term (or as otherwise specified in the Lease Summary). Base Rent and Additional Rent (hereinafter defined) are together called “Rent.”

(b) Payments. All Rent payments shall be made to L.A. Prep at the address specified in the Lease Summary above or to such other person or place as L.A. Prep may from time to time designate. Tenant shall pay all Rent to L.A. Prep without demand, deduction or set off.

(c) Late Rent. If any Rent payment (or portion thereof) has not been received by L.A. Prep (a) within ten (10) days of the due date thereof (such delayed payment, an “Initial Late Rent Payment”) or (b) any time after the occurrence of an Initial Late Rent Payment, within three (3) days of the due date thereof, Tenant shall also pay L.A. Prep a late fee equal to five percent (5%) of the late payment. Acceptance of such late charges shall not constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent L.A. Prep from exercising any of the other rights and remedies granted hereunder.

(d) Additional Rent. “Additional Rent” means all sums, charges or amounts of whatever nature to be paid by Tenant to L.A. Prep in accordance with the provisions of this Lease in addition to Base Rent including the Health and Safety Fee, the Utilities Charges and charges related to the use by Tenant of Storage Areas, Leased Parking, Office/Co-working Areas, Equipment, Test Kitchen, Catering Kitchen and any other amounts due to L.A. Prep for use of space or services at the Facility as specified on the Rental Rate Card (as defined below). Tenant agrees that Additional Rent shall constitute Rent under this Lease. Any Additional Rent shall become payable, unless otherwise provided herein, upon the earlier of the date specified by L.A. Prep or the next due installment of Base Rent. The Additional Rents will be based on usage by Tenant and the rental amounts or other charges or fees (and any other terms and conditions of use) will be specified on the pricing sheet attached hereto or otherwise provided to Tenant by L.A. Prep from time to time which amounts or other charges may be changed by L.A. Prep in its discretion by notice to Tenant (as in effect from time to time, the “Rental Rate Card”).

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(e) Utilities Charges. As Additional Rent, Tenant shall pay to L.A. Prep the Utilities Charges calculated as set forth on Exhibit B hereto based on the actual utilities costs incurred by L.A. Prep including for water, electricity, gas, fire sprinkler and sanitary sewer services (the “Utilities Charges”) for Tenant. Such amounts will be billed to Tenant monthly (the “Statement”) together with Tenant’s Base Rent. In the event that Tenant materially increases (or decreases) the usage of its equipment or adds (or removes) equipment to the Leased Area, L.A. Prep shall be entitled to increase (or decrease) the Utilities Charges on five (5) days’ notice to Tenant. L.A. Prep shall have the right to invoice Tenant and Tenant shall pay L.A. Prep’s reasonable estimate of Tenant’s Utilities Charges for each month (the “Estimated Payment”) in advance based on Tenant’s prior usage and/or L.A. Prep’s reasonable estimate thereof. When L.A. Prep receives actual bills from the relevant utility provider, L.A. Prep will invoice Tenant for any underpayment in relation to the Estimated Payment or credit Tenant for any overpayment in the next month’s Rent due to L.A. Prep in relation to the Estimated Payment.

(f) Utilities Records. L.A. Prep shall maintain records respecting Utilities Charges and determine the same in accordance with sound accounting and management practices, consistently applied. Tenant shall have the right to examine such records upon reasonable prior written notice during normal business hours at the place or places where such records are normally kept, by sending such notice no later than 90 days following the furnishing of the Statement. Tenant may take exception to factual matters included in the Statement by notifying L.A. Prep no later than thirty (30) days after L.A. Prep makes such records available for examination provided that Tenant will pay all Utilities Charges without regard to any such exception and dispute and the parties will make any adjustment payments upon the final resolution per the terms below by (i) if an overpayment has been determined to have been made, issuing a credit on Tenant’s subsequent to correct such overpayment and (ii) if an underpayment has been determined to have been made, by Tenant making the additional payment to correct such underpayment with 5 days of the determination below. If Tenant takes exception to any factual matter or the specific calculation of Tenant’s Utilities Charges as contained in the Statement (provided that L.A. Prep’s base methodology shall not be subject to dispute), L.A. Prep or Tenant shall each have the right to refer the matter to an independent certified public accountant, subject to the reasonable approval of the non-referring party, whose certification as to the proper amount shall be final and conclusive as between L.A. Prep and Tenant. Tenant acknowledges that any information gathered through an audit is strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial and legal consultants and other advisors.

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(g) Health and Safety Fee. Health and Safety Fees will be billed to Tenant monthly together with Tenant’s Base Rent. In the event that the costs for the supplies and services that comprise the Health & Safety Fee materially increases, L.A. Prep shall be entitled to increase the Health and Safety Fee on twenty (20) days’ notice to Tenant. The Health and Safety includes but is not limited to the following supplies and services: linen service, paper and cleaning and sanitation supplies, trash and recycling services, medical supplies, fire protection, grease interceptor maintenance, hood filter changes and flue cleaning, pest control, other cleaning supplies, health department permits & licenses, safety related inspections (sprinkler, fire and other life safety systems), L.A. Prep maintenance and logistics staff and any other items that L.A. Prep determines are reasonably required to maintain standards of health and safety at the Facility. When L.A. Prep receives actual bills from the relevant vendors for the supplies and services comprising the Health & Safety Fee, L.A. Prep will be entitled to invoice Tenant for any underpayment in relation to the Health and Safety Fee based on such charges in the next month’s Rent due to L.A. Prep.

4)	Security Deposit. (a) Payment of Security Deposit. Tenant shall pay to L.A. Prep concurrently with its execution of this Lease or as otherwise provided in the Lease Summary the Security Deposit to be held by L.A. Prep as security for the complete and timely performance of Tenant’s obligations under this Lease. L.A. Prep shall not be required to pay interest on the Security Deposit nor hold the Security Deposit in a segregated account.

(b) Application of Security Deposit. In the event that Tenant is in Default hereunder, or in the event that Tenant owes any amounts to L.A. Prep upon the expiration of this Lease, L.A. Prep may use or apply the whole or any part of the Security Deposit for the payment of Tenant’s obligations hereunder. In the event the Security Deposit is reduced by such use or application, Tenant shall deposit with L.A. Prep, within ten (10) days after notice, an amount sufficient to restore the full amount of the Security Deposit. Provided Tenant has performed all of its obligations under this Lease, any remaining portion of the Security Deposit shall be returned to Tenant within 30 days of Tenant’s surrender of possession of the Leased Area.

5)	Permitted Use and Operating Hours. (a) Use. Tenant shall use and occupy the Leased Area and the Common Areas solely for the operation of a food production business and for no other purpose. Such use, occupancy and operation is subject to the laws, rules and regulations of all applicable governmental authorities including the Los Angeles County Department of Health (the “Department of Health”), and in accordance with all other laws, orders, ordinances, and regulations of federal, state, county, and municipal authorities having jurisdiction over the Facility.

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(b) Operating Hours. Unless other hours are approved or established by L.A. Prep in writing, Tenant shall be entitled to operate its business at any time subject to any limits imposed by governmental authorities including the Department of Health or, where applicable other state or federal regulators including the US Department of Agriculture, the Food and Drug Administration and the Food and Drug Branch of the California State Department of Public Health.

(c) Limits on Use of the Leased Area. Tenant shall not (i) do or permit anything to be done in or about the Leased Area that would in any way obstruct or interfere with the rights of other tenants or occupants of the Facility; (ii) cause, maintain or permit any nuisance arising out of Tenant’s use or occupancy of the Leased Area or the Common Areas; (iii) commit or suffer to be committed any waste in or upon the Leased Area or the Facility or (iv) use the Leased Area in any way that constitutes a violation of the New Markets Tax Credit use restrictions in Section 45D of the Code and the Treasury Regulations promulgated thereunder. To the extent permitted by applicable law and subject to the minimum notice requirements of applicable law, any breach of this Section 5(c) above shall be a material default giving rise to an immediate right of L.A. Prep to terminate this Lease.

6)	Alterations. (a) Alterations Generally. Tenant shall not make any alterations or modifications to, or construct any improvements in, the Leased Area (whether structural or non-structural in nature) without the prior written consent of L.A. Prep, which consent may be withheld or conditioned in L.A. Prep’s sole discretion. If L.A. Prep approves any such work in the Leased Area, (i) Tenant shall pay promptly when due the entire cost of any work done or materials installed in the Leased Area and (ii) L.A. Prep may require that its personnel or contractors perform all such work. Tenant shall not cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Leased Area or the Facility, and shall immediately discharge any such liens which may so attach.

(b) Installation of Kitchen Equipment. Tenant shall be entitled to install kitchen equipment that meets L.A. Prep’s and Health Department requirements, provided that Tenant must first obtain L.A. Prep’s prior written consent and L.A. Prep may, in its sole discretion perform the installation itself or through its agents and Tenant shall be obligated to pay an installation fee to L.A. Prep as set forth on the Rental Rate Card. The installation of additional kitchen equipment may result in an increase in the Utilities Charges payable by Tenant based on the gas, electric, water, sewer, venting and other requirements of such equipment.

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7)	Repairs. Tenant shall, at Tenant’s expense, keep the Leased Area in good order, repair and condition, reasonable wear only excepted; provided, however, L.A. Prep, at L.A. Prep’s expense, shall make or cause to be made repairs to any sewer, hood system (other than any portion of the hood system located in the Leased Area), electrical, water or gas service or sprinkler system serving the Leased Area to the extent installed by L.A. Prep; and structural repairs to doors, doorframes, windows and interior glass, exterior walls, structural columns, roof penetrations and structural floors which collectively enclose the Leased Area. Notwithstanding the forgoing Tenant shall be liable to L.A. Prep for the cost of any such repairs to the extent caused by the negligence or willful acts of Tenant, its agents, concessionaires, officers, employees, licensees, invitees or contractors. L.A. Prep may in its discretion, but is not obligated, to take on responsibility for certain tasks, including maintenance and cleaning of hood systems and cleaning filters and the cost of such maintenance and cleaning will be payable by Tenant.

8)	Trash Removal. Tenant shall keep all garbage or other refuse in rodent- and insect- proof containers within the interior of the Leased Area and shall deposit such garbage and other refuse as required by Facility’s and the Tenant’s food safety plans or other regulatory requirements, in designated receptacles provided by L.A. Prep and separated as provided in this Section. If Tenant fails to so remove any accumulation of trash within twenty-four (24) hours after notice to remove same, L.A. Prep shall have the right to enter upon the Leased Area and remove the same, in which event the cost thereof shall be paid by Tenant, provided that L.A. Prep shall not be obligated to take such actions to remove trash and the Tenant will be solely obligated to keep the Leased Area clean and safe.

9)	Utility Services. Subject to Tenant’s fulfillment of its obligations to pay the Utilities Charges, L.A. Prep shall provide or cause to be provided to the Leased Area the facilities necessary to enable Tenant to obtain water, electricity, gas, trash removal and sanitary sewer services. L.A. Prep shall provide and maintain or cause to be provided and maintained a fire protection sprinkler system in the Leased Area, which system shall be L.A. Prep’s property. L.A. Prep shall not be liable to Tenant for any compensation or reduction of Rent by reason of inconvenience or annoyance or for loss of business arising from power or other utility losses or shortages or from the necessity of L.A. Prep’s entering the Leased Area for any of the authorized purposes in this Lease, or for repairing the Leased Area or any portion of the Facility, or for interruption or termination (by reason of any cause reasonably beyond L.A. Prep’s control) of the services provided by L.A. Prep under this Lease.

10)	Reporting. On or by January 31 of each year during the Term hereof, Tenant shall complete the form attached as Exhibit C hereto relating to Tenant and its employees which information is required to be collected by L.A. Prep’s lenders. No personally identifiable information need be provided on such forms and the information will be made available to L.A. Prep’s financing sources.

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11)	Limitation of Liability. L.A. Prep shall not (nor shall any manager or owner of L.A. Prep or any of its affiliates, nor any employee, officer, director, member, shareholder, trustee, affiliate or beneficiary of any such owner or manager) have any personal liability with respect to any of the provisions of the Lease or the Leased Areas. No other real, personal, or mixed property of L.A. Prep or any such persons, wherever situated, shall be subject to levy to satisfy such judgment. Upon any transfer of L.A. Prep’s interest in this Lease or in the Facility, L.A. Prep shall have no further liability or obligation for matters arising under this Lease from and after the date of such transfer. The provisions hereof shall inure to L.A. Prep’s successors and assigns.

12)	Indemnification. Tenant shall indemnify and hold harmless L.A. Prep, to the extent permitted by law, and to defend, with counsel approved by L.A. Prep, all actions against L.A. Prep, any partner, trustee, member, manager, officer, director, employee or beneficiary of L.A. Prep, holders of mortgages secured by the Leased Area or the Facility or the land on which the Facility is located and any other party having an interest in the Leased Area (“Indemnified Party”) with respect to, and from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature to which any Indemnified Party is subject because of its interest in the Leased Area or otherwise and arising, directly or indirectly, out of or in connection with Tenant’s use, occupancy or maintenance of the Leased Area or the Facility, including, without limitation, (i) any work or thing done in, on or about the Leased Area, the Facility or any part thereof by Tenant or any of its agents, employees contractors or invitees; (ii) any injury or damage to any person or property; (iii) any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease; (iv) any negligent or otherwise tortious act or omission of any Tenant or its agents, employees contractors or invitees (v) any action that otherwise arises from the conduct of Tenant’s business including injuries or death resulting from the transmission of food borne illnesses by Tenant’s products or processes. The terms of this Section shall survive the expiration or earlier termination of this Lease without limit in time.

13)	Insurance. (a) Tenant covenants and agrees that throughout the Term, Tenant shall maintain at Tenant’s expense a Commercial General Liability insurance policy:

i)	in the amount of at least $1,000,000 per occurrence and $2,000,000 in the annual aggregate, including protection for Tenant’s operations, completed operations and personal and advertising injury, covering the Leased Area and insuring Tenant’s use thereof against claims for injuries, death and property damage occurring on or about the Leased Area,
ii)	L.A. Prep (and its mortgagee, if applicable) shall be named as an additional insured under such policy and
iii)	in a form reasonably satisfactory to L.A. Prep, with an insurance carrier reasonably satisfactory to L.A. Prep.

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(b) All liability insurance carried by Tenant shall be primary insurance and any insurance carried by L.A. Prep or its affiliates shall be excess insurance only.

(c) Tenant shall also carry and maintain, at its sole cost and expense, a property insurance policy in amounts not less than full replacement cost value of Tenant’s property and providing such form of protection against risk as Tenant shall reasonably determine to be consistent with prevailing industry standards for property insurance, covering the personal property located on the Leased Area and such other insurance as L.A. Prep may from time to time require in its sole but reasonable discretion. Such property insurance shall also include loss to property of others in Tenant’s care, as well as the loss of use of the premises, Tenant’s property and property of others in Tenant’s care.

(d) If Tenant operates any automobiles on the premises or utilizes the loading dock facilities using automobiles owned by or rented to Tenant or any of its employees, Tenant shall provide and maintain Business Automobile Liability insurance in an amount not less than $1,000,000 combined single limit for all owned, non-owned and hired vehicles.

(e) If Tenant allows or maintains any employees on the premises, as defined under the California Labor Code, Tenant shall comply with all local, state and federal labor laws, including but not limited to providing statutory Workers’ Compensation Insurance.

(f) Tenant hereby releases L.A. Prep, CED Food II LLC, CED food LLC, MJB Op Co LLC (collectively, “L.A. Prep’s Manager”), their employees and representatives, or anyone claiming by, under or through them, by way of subrogation or otherwise, for any loss or damage to property caused by or resulting from risks against which Tenant is insured or required to be insured against hereunder, pursuant to insurance policies carried by Tenant which are in force or are required to be in force at the time of the loss or damage, and to the full extent possible waives all rights of subrogation which may pass to its insurance underwriters. If so required by Tenant’s insurance underwriters, Tenant shall cause its insurance carriers to include in all policies required hereunder an endorsement recognizing this waiver of subrogation. Neither the issuance of any insurance policy required under this Lease, nor the minimum limits specified herein with respect to Tenant’s insurance coverage, shall be deemed to limit or restrict in any way Tenant’s liability arising under or with respect to this Lease.

14)	Assignment and Subletting. Tenant shall not assign its interest in this Lease or sublet all or any part of the Leased Area.

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15)	Default. A “Default” shall mean the occurrence of any one or more of the following events:

(a) Tenant’s failure to pay any Rent when due, where such failure continues for a period of three (3) days after notice from L.A. Prep. In the event that L.A. Prep serves Tenant with a Notice to Pay Rent or Quit pursuant to applicable Unlawful Detainer statutes, such Notice to Pay Rent or Quit will constitute the notice required by this subsection.

(b) Tenant fails to deliver any estoppel certificates or subordination agreements within the periods set forth in this Lease.

(c) Tenant becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature; Tenant’s general assignment for the benefit of creditors or arrangement, composition, extension, or adjustment with its creditors; proceedings for the appointment of a trustee, custodian or receiver of Tenant or for all or a part of Tenant’s property are filed by or against Tenant; proceedings in bankruptcy, or other proceedings for relief under any law for the relief of debtors, are instituted by or against Tenant.

(d) Tenant makes an anticipatory breach of this Lease. “Anticipatory breach” shall mean either (i) Tenant’s repudiation of this Lease in writing; or (ii) the combination of (x) Tenant’s desertion or vacation of the Leased Area or removal of all or a substantial amount of Tenant’s inventory, equipment, furniture and fixtures from the Leased Area; and (y) Tenant’s failure to pay any Rent under this Lease when due.

(e) Tenant’s violation of Section 22 hereof including any breach of the Standard Sanitary Operating Procedures, Standard Operating Procedures or rules of conduct of the Facility where such failure continues for a period of two (2) days after notice from L.A. Prep. A Default under this Section 15(e) shall be deemed material and incurable (except the two day notice as expressly provided above) and, upon the occurrence thereof, L.A. Prep may exercise any and all of its remedies under Applicable Laws, including, without limitation, an unlawful detainer action, without the necessity of providing Tenant with any other opportunity to cure.

(f) Tenant’s breach of the government agency regulations related to the Facility where such failure continues for a period of three (3) days after notice from L.A. Prep or the relevant government authorities.

(g) Tenant fails to perform any other covenant, condition, or agreement contained in this Lease not covered by the preceding subsections, where such failure continues for ten (10) days after notice thereof from L.A. Prep.

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(h) Any breach of the restrictions on use of the Leased Area in violation of the New Markets Tax Credit requirements as provided in Section 5(c)(iv).

Upon the occurrence of a Default under this Lease, L.A. Prep may exercise all remedies as may be permitted it by law, including without limitation, terminating this Lease, reentering the Leased Area and removing all persons and property therefrom, which property may be stored by L.A. Prep at a warehouse or elsewhere at the risk, expense and for the account of Tenant. If L.A. Prep elects to terminate this Lease, L.A. Prep shall be entitled to recover from Tenant the aggregate of all amounts permitted by law, including but not limited to (i) the worth at the time of award of the amount of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate L.A. Prep for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and (v) at L.A. Prep’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The term “rent” as used in this Section 15 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease. As used above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in the Wall Street Journal as the Prime Rate for such period plus two percent (2%).

To the extent permitted by applicable law, following a Default, L.A. Prep shall have the right, without notice to Tenant, to change or re-key all locks to entrances to the Facility and/or the Leased Area, and L.A. Prep shall have no obligation to give Tenant notice thereof or to provide Tenant with a key to the Leased Area. L.A. Prep’s remedies upon a Default by Tenant are cumulative, and the exercise of one remedy shall not preclude the exercise of another remedy by L.A. Prep. Tenant hereby waives any right to notice to quit.

16)	Notices. (a) Any notice, demand, request or communication required or desired to be sent under the terms of this Lease in writing, shall be sent to the address specified in the Lease Summary and (i) hand-delivered or sent by means of Federal Express or other reliable courier service with delivery verification, (ii) sent via regular mail to the addresses set forth below or to such other addresses as may be designated by written notice by one party to the other party or (iii) sent by e-mail to the email address set forth above.

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(b) Each notice, demand, request or communication which is mailed or delivered in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to party (with a return receipt of verification of delivery being deemed conclusive evidence of such notice), or at such time as delivery is refused by the addressee upon presentation provided if such day is not a Business Day, it will be deemed delivered on the next following Business Day. Either party may designate, by written notice, a new addressee to which any notice, demand, request or communication made thereafter shall be so given, served or sent. “Business Day” means any day that is not a Saturday, Sunday or official holiday in the State of California.

17)	L.A. Prep’s Right of Entry. L.A. Prep, its agents, employees and contractors shall have the right to enter the Leased Area at all reasonable times, (a) to make inspections, carry out ordinary maintenance or cleaning, or to make repairs to the Leased Area or other premises as L.A. Prep may deem necessary to assure the health, safety, protection or preservation of the Facility including in connection with any health and safety services to be provided to Tenant by L.A. Prep and (b) for any purpose related to maintaining the highest health and food safety standards possible and (c) after reasonable advance notice (which may be oral), except during emergencies reasonably determined by L.A. Prep for which no such advance notice is required for any other reasonable purpose. L.A. Prep shall use reasonable efforts to minimize interference to Tenant’s business when making inspections or repairs or otherwise under this Section 17, but L.A. Prep is not required to perform any inspection or repairs during non-working hours.

18)	Relocation. L.A. Prep, may at any time, upon giving of not less than 30 days notice, relocate the Tenant to other areas substantially similar in size, function and utility within the Facility. If relocation occurs, this Lease shall remain in full force and effect with respect to the new area and the new area shall become the Leased Area for all purposes under this Lease. Where such relocation is at L.A. Prep’s discretion, L.A. Prep will cover the costs of moving Tenant’s equipment and fixtures.

19)	JURY TRIAL WAIVER. L.A. PREP AND TENANT EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM BROUGHT BY OR ON BEHALF OF EITHER PARTY HERETO AGAINST THE OTHER WITH RESPECT TO ANY MATTERS WHATSOEVER ARISING FROM OR IN ANY WAY CONNECTED TO THIS LEASE, THE RELATIONSHIP OF L.A. PREP AND TENANT, TENANT’S USE OR OCCUPANCY OF THE LEASED AREA, OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY COMBINATION THEREOF. TENANT AGREES NOT TO INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING.

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20)	Broker. Tenant represents and warrants to L.A. Prep that it has not authorized or dealt with any broker, agent or finder purporting to act on its behalf in respect to this Lease transaction, and Tenant hereby agrees to indemnify and hold harmless L.A. Prep from and against any cost, expense, claims, liability or damage resulting from any breach of the representation and warranty herein contained.

21)	Holdover. In the event Tenant and L.A. Prep have not agreed in writing on terms for an extension of the Term of this Lease and Tenant fails to deliver exclusive possession of the Leased Area to L.A. Prep immediately upon the expiration or earlier termination of the Term, the tenancy under this Lease shall become one from month to month, terminable by either party upon thirty (30) days’ prior written notice, and shall be subject to all of the terms and conditions of this Lease as though the Term had been extended from month to month, except that (i) the Base Rent payable hereunder for each month during said holdover period shall be equal to 150% of the monthly installment of Base Rent payable during the last month of the Term; and (ii) all Additional Rent payable hereunder shall be prorated for each month during such holdover period. The foregoing increase in Base Rent shall in no way limit or reduce any damages arising from Tenant’s failure to surrender the Leased Area.

22)	Compliance with Laws and Rules. Tenant, at Tenant’s expense, shall comply and shall cause the Leased Area to comply with the Standard Sanitary Operating Procedures of the Facility, other Facility Standard Operating Procedures, Facility rules and regulations, Tenant’s food safety plans, all Health Department rules and regulations and all other present and future federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations and ordinances affecting any part of the Facility and/or the Leased Area or the use thereof. Tenant covenants to comply with and observe all rules and regulations established by L.A. Prep from time to time which apply generally to tenants at the Facility including all Standard Sanitary Operating Procedures applicable to the Common Areas. To the extent permitted by applicable law and subject to the minimum notice requirements of applicable law, any breach of this Section 22 above shall be a material default and shall be deemed incurable and, upon the occurrence thereof, L.A. Prep may exercise any and all of its remedies under Applicable Laws, including, without limitation, L.A. Prep may immediately terminate this Lease and where necessary commence an unlawful detainer action, without the necessity of providing Tenant with an opportunity to cure.

23)	Time of Essence. Time is of the essence with respect to the covenants, undertakings and conditions to be performed hereunder by Tenant.

L.A. PREP SOUTH LEASE

24)	Survival. All representations, warranties, covenants, conditions, indemnifications and agreements contained herein which either are expressed as surviving the expiration or termination of this Lease or, by their nature, are to be performed or observed, in whole or in part, after the termination or expiration of this Lease shall survive the termination or expiration of this Lease.

25)	Subordination and Attornment. Tenant’s rights under this Lease are and shall remain subject and subordinate to the operation and effect of all present and future mortgages, deeds of trust and other security instruments constituting a lien upon the Facility or L.A. Prep’s interest therein, and to all advances made or hereafter to be made upon the security thereof. If any person shall succeed to all or part of L.A. Prep’s interest in the Facility and/or the Leased Area, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease or otherwise (a “Successor”), and if so requested or required by such Successor, Tenant shall attorn to such Successor and shall execute such agreement in confirmation of such attornment as such Successor shall reasonably request. Tenant hereby constitutes and appoints L.A. Prep as Tenant’s attorney-in-fact to execute any such agreement on behalf of Tenant. In no event shall Tenant have a right of offset against amounts due any such Successor on account of any defaults by L.A. Prep under this Lease that predate the time the Successor becomes the lessor hereunder, nor shall any such Successor be liable for any such defaults by L.A. Prep. Tenant waives the provisions of any current or future statute, rule or law that may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any foreclosure proceeding or sale.

26)	Estoppel Certificates. Within ten (10) days after written request from L.A. Prep, Tenant shall execute and deliver to L.A. Prep, or L.A. Prep’s designee, a written statement certifying (a) that this Lease is unmodified and in full force and effect or is in full force and effect as modified and stating the modifications; (b) the amount of Base Rent and the date to which Base Rent and Additional Rent have been paid in advance; (c) the amount of any security deposit with L.A. Prep; (d) that L.A. Prep is not in default hereunder or, if L.A. Prep is claimed to be in default, stating the nature of any claimed default; and (e) such other matters as may be requested. L.A. Prep and any purchaser, assignee, or Mortgagee may rely upon any such statement. Tenant’s failure to execute and deliver such statement within the time required shall be conclusive against Tenant (1) that this Lease is in full force and effect and has not been modified except as represented by L.A. Prep; (2) that there are no uncured defaults in L.A. Prep’s performance and that Tenant has no right of offset, counterclaim, or deduction against Rent; (3) not more than one (1) month’s Rent has been paid in advance; and (4) as to the truth and accuracy of any other matters set forth in the statement as submitted to Tenant.

L.A. PREP SOUTH LEASE

27)	No Waiver. No failure of L.A. Prep to insist at any time whatsoever upon the strict performance of any covenant, obligation or agreement herein or to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver or a relinquishment thereof.

28)	Headings. All section headings herein are for the convenience of the parties only, and in no way amplify, define, limit, construe or describe the scope or intent of this Lease nor in any way affect this Lease.

29)	Binding Effect. This Lease and the covenants and conditions herein contained, shall inure to the benefit of and be binding upon L.A. Prep and Tenant and their respective successors and permitted assigns.

30)	Entire Agreement. The terms of this contain the entire agreement of the parties as to the matters covered hereby, and no other representations, warranties or promises have been made or relied upon by either of the parties hereto. This Lease may not be modified except by a writing signed by both of the parties.

31)	Waiver of Right of Subrogation. Neither L.A. Prep nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to the Facility, structure or other tangible property, or any resulting loss of income and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was required to be covered by insurance pursuant to this Lease. L.A. Prep and Tenant shall require their respective insurance companies to include a standard waiver of subrogation provision in their respective policies.

32)	Governing Law. The terms of this Lease shall be construed and enforced in accordance with the laws of California.

[SIGNATURE PAGE FOLLOWS]

L.A. PREP SOUTH LEASE

IN WITNESS WHEREOF, L.A. Prep and Tenant have executed this Lease under seal as of the date first set forth above.

L.A. PREP:
L.A. PREP PROPERTIES II LLC

By:
Name:	Brian Albert
Title:	Managing Member of Manager

TENANT:
ACTION NUTRACEUTICALS INC.

By:
Name:
Title:

ARMAN S TABATABAEI

By:

L.A. PREP SOUTH LEASE

Exhibit A

Description of Leased Area

L.A. PREP SOUTH LEASE

Exhibit B

Utilities Calculation Methodology

WATER

Allocation of billing for water usage will be allocated to each Tenant based on a percentage calculated on the following formula:

Square footage of Tenant’s Leased Area divided by total of all occupied L.A. Prep tenant spaces

Provided that for tenants who have installed certain high water use equipment including steamers, hydrovection ovens and other items that require higher than average water usage, we will increase their allocation by 1.5 to 3 times to account for such increased water usage.

GAS

Allocation of billing for gas usage will be allocated to each Tenant based on a percentage calculated on the following formula:

BTU per hour of each piece of gas equipment installed by Tenant multiplied by the Tenant’s operational hours during the relevant month (the “Monthly Gas Usage”) divided by the sum total of Monthly Gas Usage for all tenants of the Facility.

ELECTRIC

Allocation of billing for electric usage will be calculated based on the following formula:

Wattage output of each piece of electrical equipment used by Tenant multiplied by the operational hours of the business during the relevant month (the “Monthly Electrical Usage”) divided by the sum total of Monthly Electrical Usage for all tenants of the Facility.

COMMON AREA UTILITIES

Electric, gas and water usage attributable to the common equipment and areas of L.A. Prep will be allocated to Tenant based on a percentage calculated on the following formula:

Square footage of Tenant’s Leased Area divided by total of all L.A. Prep spaces

L.A. PREP SOUTH LEASE

Exhibit C